EXHIBIT 99.1
------------


JONES LANG
LASALLE               NEWS RELEASE

                      200 East Randolph Drive Chicago Illinois 60601 22 Hanover Square London W1A 2BN


FOR IMMEDIATE RELEASE

Contact:   Lauralee Martin
           Chief Financial Officer
Phone:     +1 312 228 2073



              JONES LANG LASALLE MEETS 2001 EXPECTATIONS
                        WITH ADJUSTED $1.31 EPS


CHICAGO AND LONDON, FEBRUARY 5, 2002 - Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and investment management firm, today reported adjusted net income of $40.5 million, or an adjusted $1.31 per diluted share, for the fiscal year ended December 31, 2001, in line with First Call consensus estimates. Full-year revenues were $881.7 million, four percent below the prior year. The firm's adjusted results exclude $77.2 million of non-operational non-recurring charges incurred during the year. Comparable results for the full year 2000 included adjusted net income of $40.5 million, or an adjusted $1.31 per share, which excluded $85.8 million of non-cash compensation expense associated with the Jones Lang Wootton merger and a charge of $14.2 million related to the adoption of SAB 101. Adjusted EBITDA for 2001 was $137.0 million, a slight increase year on year.

Full-year 2001 results reported under Generally Accepted Accounting Principles (GAAP) improved to a loss of $15.4 million, or $0.51 per share, versus a loss of $57.1 million, or $2.30 per share, for the full year of 2000. The non-operational non-recurring charges in 2001 are for the previously announced global business restructuring, realignment of the Asia Pacific business, provision against two insolvent insurers and e-commerce investment writedowns.

-----------------------------------------------------------------------


     . Meets full-year First Call consensus estimate of an adjusted $1.31 per share

     .     Improves 2001 GAAP results $41.7 million over prior year

     .     Repays $28 million of debt, significantly ahead of plan

------------------------------------------------------------------------

"We achieved our revised adjusted earnings per share target of $1.31 and matched our record 2000 performance in an unprecedented economic environment," said Chris Peacock, President and Chief Executive Officer of Jones Lang LaSalle. "This performance shows that our business model is flexible enough to perform well even in a very difficult and demanding year. We are also pleased to continue to strengthen our balance sheet by repaying $28 million of debt. We have exceeded our two-year debt repayment goal of $60 million by $40 million."



                              -- more --

JONES LANG LASALLE MEETS 2001 EXPECTATIONS WITH ADJUSTED $1.31 EPS
- Add One


FOURTH QUARTER RESULTS

For the fourth quarter of 2001, adjusted net income was $31.1 million, or $1.00 per share, exceeding the prior year quarter by $0.13 per share. Revenues for the fourth quarter were $269.4 million, down six percent from the previous year's period. The firm's adjusted results exclude $48.1 million of non-recurring charges incurred during the quarter for the global restructuring program and an additional $1 million of e-commerce writedowns. Comparable results for the fourth quarter of 2000 reflected adjusted net income of $27.0 million, or $0.87 per share, which excluded $30.4 million of non-cash compensation expense associated with the Jones Lang Wootton merger. Adjusted EBITDA for the fourth quarter of 2001 was $69.7 million, 16 percent higher than the previous year.

On a GAAP basis, the firm had a net loss of $2.9 million, or $0.10 per diluted share for the fourth quarter of 2001, compared to a GAAP loss of $1.8 million, or $0.07 per diluted share in the comparable period in 2000. The fourth quarter 2001 GAAP loss includes costs mentioned above for severance and professional fees associated with restructuring the business and some charges for e-commerce investment writedowns and realignment of the Asia Pacific region.


BUSINESS SEGMENT FOURTH QUARTER AND FULL-YEAR PERFORMANCE HIGHLIGHTS

OWNER AND OCCUPIER SERVICES

..    In the fourth quarter, the Americas region reported a 19 percent decline in revenues from the prior year period to $100.0 million, driven by a slowed transaction business. Full-year 2001 revenues of $309.5 million were down five percent from 2000. Operating income for the period and the year was essentially flat against strong 2000 results, reflecting reduced incentive compensation and discretionary cost savings.

..    Europe had a strong fourth quarter in 2001, posting a five percent increase in revenues to $107 million. This gain was driven primarily by a strong performance from the UK Capital Markets business helping to offset a weaker than expected performance by the German business, which faced some of the most difficult economic conditions in continental Europe. For the year of 2001, Europe's revenues declined two percent to $348.2 million from the previous year. Operating income was essentially flat due to the impact of reduced incentive compensation.

..    Asia Pacific experienced increased revenues and operating income in the fourth quarter, signaling the benefits of the realignment of the firm's business in the region. Revenues for the quarter were $40.0 million, or $2.0 million higher than the same period of 2000, and operating income for 2001 reached $4.3 million versus nearly $3.0 million the prior year. Full-year 2001 revenues were $128.5 million, or $6.6 million lower than in 2000, while operating income was essentially flat as a result of reduced incentive compensation.


INVESTMENT MANAGEMENT

During the fourth quarter of 2001, LaSalle Investment Management revenues were down slightly from the prior year, while operating income increased nearly $3.0 million as a result of reduced incentive compensation. Revenues for 2001 were $12 million lower and operating income of $21.7 million was down ten percent from 2000.


                              -- more --

JONES LANG LASALLE MEETS 2001 EXPECTATIONS WITH ADJUSTED $1.31 EPS
- Add Two



2002 OUTLOOK

"All of our segments experienced lower revenues for the year as difficult economic conditions translated into a significant slowdown in transaction activity," said Mr. Peacock. "While we expect the challenging economic conditions to continue well into 2002, we believe we have an unparalleled integrated global platform, the industry's best professionals and clear strategic focus on core competencies and technology leadership. This combination has led to a strong backlog of business for the year and further expansion of our client base with major global engagements with companies such as Microsoft and Rockwell Automation.

Mr. Peacock said: "We are continuing our focus on containing discretionary costs following the successful implementation of our global re-structuring program but are investing appropriately in strategic business areas of the firm that offer the strongest future growth potential. As a result, our 2002 plan, although assuming flat revenues, anticipates that we will grow our comparable earnings per share by 7-10 percent year on year. Our earnings target does not take into account the impact of the new accounting standard relating to goodwill amortization (SFAS142), which could add as much as $0.25 per adjusted share to our 2002 results."

Jones Lang LaSalle is the world's leading real estate services and investment management firm, operating across more than 100 markets on five continents. The company provides comprehensive integrated expertise, including management services, transaction services and investment management services on a local, regional and global level to owners, occupiers and investors. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate investment management firms, with more than $22 billion of assets under management. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 700 million square feet (65 million square meters) under management worldwide.


Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2000, under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001, in Jones Lang LaSalle's Proxy Statement dated April 6, 2001, and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release.

Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.




                              -- more --

JONES LANG LASALLE MEETS 2001 EXPECTATIONS WITH ADJUSTED $1.31 EPS
- Add Three



Note to Editors:

Media contacts may listen to the Jones Lang LaSalle year-end results discussion at 9 a.m. EST on February 6 by dialing +1 719 457 2634. The replay may be accessed by dialing +1 719 457 0820 from noon EST on February 6 through Midnight EST on February 15, 2002. The replay pass code is 766792. A live web cast can also be accessed through http://www.videonewswire.com/event.asp?id=3181.



                                #  #  #

                                       JONES LANG LASALLE INCORPORATED

                                ADJUSTED CONSOLIDATED STATEMENTS OF EARNINGS

                      FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2001 AND 2000
                                      (IN THOUSANDS, EXCEPT SHARE DATA)
                                                 (Unaudited)
                                                 Three Months Ended             Twelve Months Ended
                                           ------------------------------   ----------------------------
                                                             December 31,                   December 31,
                                              December 31,       2000       December 31,        2000
                                                 2001          Adjusted         2001          Adjusted
                                             Adjusted (1)       (1)(2)      Adjusted (1)       (1)(2)
                                            --------------   ------------   ------------    ------------
Revenue:
  Fee based services. . . . . . . . . . . .     $  263,394        282,996        865,860         900,844
  Equity in earnings from
    unconsolidated ventures . . . . . . . .          1,883            890          8,560          16,693
  Other income. . . . . . . . . . . . . . .          4,111          1,827          7,256           5,171
                                                ----------     ----------     ----------      ----------
          Total revenue . . . . . . . . . .        269,388        285,713        881,676         922,708

Operating expenses:
  Compensation and benefits . . . . . . . .        152,298        174,200        545,609         581,322
  Operating, administrative and other . . .         47,340         51,320        198,456         206,062
  Depreciation and amortization . . . . . .         11,954         11,337         47,420          43,126
                                                ----------     ----------     ----------      ----------
          Total operating expenses excluding
            non-recurring and restructuring
            charges . . . . . . . . . . . .        211,592        236,857        791,485         830,510
                                                ----------     ----------     ----------      ----------
          Adjusted operating income excluding
            non-recurring and restructuring
            charges . . . . . . . . . . . .         57,796         48,856         90,191          92,198
Interest expense, net of interest income. .          4,372          5,617         20,156          27,182
                                                ----------     ----------     ----------      ----------
          Adjusted income before provision
            for income taxes. . . . . . . .         53,424         43,239         70,035          65,016

Net provision for income taxes. . . . . . .         22,333         16,290         29,309          24,566
Minority interests in earnings (losses)
  of subsidiaries . . . . . . . . . . . . .             15            (81)           228             (21)
                                                ----------     ----------     ----------      ----------
          Adjusted net income excluding
            non-recurring and restructuring
            charges . . . . . . . . . . . .     $   31,076         27,030         40,498          40,471
                                                ==========     ==========     ==========      ==========





                                       JONES LANG LASALLE INCORPORATED

                          ADJUSTED CONSOLIDATED STATEMENTS OF EARNINGS - CONTINUED

                      FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2001 AND 2000



                                                 Three Months Ended             Twelve Months Ended
                                           ------------------------------   ----------------------------
                                                             December 31,                   December 31,
                                              December 31,       2000       December 31,        2000
                                                 2001          Adjusted         2001          Adjusted
                                             Adjusted (1)       (1)(2)      Adjusted (1)       (1)(2)
                                            --------------   ------------   ------------    ------------

Adjusted income per common share (3). . . .     $     1.00           0.87           1.31            1.31
                                                ==========     ==========     ==========      ==========

Adjusted weighted average shares
  outstanding (3) . . . . . . . . . . . . .     31,111,076     30,894,352     30,975,315      30,854,743
                                                ==========     ==========     ==========      ==========

Adjusted EBITDA Calculation (4)
  Adjusted operating income . . . . . . . .     $   57,796         48,856         90,191          92,198
  Depreciation and amortization . . . . . .         11,954         11,337         47,420          43,126
  Minority interests in EBITDA. . . . . . .            (35)           107           (612)            (96)
                                                ----------     ----------     ----------      ----------
           Adjusted EBITDA. . . . . . . . .     $   69,715         60,300        136,999         135,228
                                                ==========     ==========     ==========      ==========


















Please reference attached financial statement notes.

                                       JONES LANG LASALLE INCORPORATED

                                     CONSOLIDATED STATEMENTS OF EARNINGS

                      FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2001 AND 2000
                                      (in thousands, except share data)
                                                 (Unaudited)

                                                 Three Months Ended             Twelve Months Ended
                                           ------------------------------   ----------------------------
                                             December 31,    December 31,   December 31,    December 31,
                                                 2001          2000 (2)        2001           2000 (2)
                                            --------------   ------------   ------------    ------------
Fee based services. . . . . . . . . . . . .     $  263,394        282,996        865,860         900,844
Equity in earnings from unconsolidated
  ventures  . . . . . . . . . . . . . . . .          1,883            890          8,560          16,693
Other income. . . . . . . . . . . . . . . .          4,111          1,827          7,256           5,171
                                                ----------     ----------     ----------      ----------
          Total revenue . . . . . . . . . .        269,388        285,713        881,676         922,708

Operating expenses:
  Compensation and benefits . . . . . . . .        152,298        174,200        545,609         581,322
  Operating, administrative and other . . .         47,340         51,320        198,456         206,062
  Depreciation and amortization . . . . . .         11,954         11,337         47,420          43,126
                                                ----------     ----------     ----------      ----------
          Total operating expenses
            before non-recurring and
            restructuring charges . . . . .        211,592        236,857        791,485         830,510
                                                ----------     ----------     ----------      ----------

          Operating income before
            non-recurring and
            restructuring charges . . . . .         57,796         48,856         90,191          92,198

Non-operational non-recurring charges . . .          4,624         30,413         27,786          85,795
Restructuring charges . . . . . . . . . . .         44,468         --             49,446           --
                                                ----------     ----------     ----------      ----------

          Total operating expenses. . . . .        260,684        267,270        868,717         916,305
                                                ----------     ----------     ----------      ----------

          Operating income. . . . . . . . .          8,704         18,443         12,959           6,403

Interest expense, net of interest income. .          4,372          5,617         20,156          27,182
                                                ----------     ----------     ----------      ----------
          Income (loss) before provision
            for income taxes and
            minority interest . . . . . . .          4,332         12,826         (7,197)        (20,779)




                                       JONES LANG LASALLE INCORPORATED

                               CONSOLIDATED STATEMENTS OF EARNINGS - CONTINUED

                      FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2001 AND 2000


                                                 Three Months Ended             Twelve Months Ended
                                           ------------------------------   ----------------------------
                                             December 31,    December 31,   December 31,    December 31,
                                                 2001          2000 (2)        2001           2000 (2)
                                            --------------   ------------   ------------    ------------

Net provision for income taxes. . . . . . .          7,186         14,748          7,986          22,053
Minority interests in earnings (losses)
  of subsidiaries . . . . . . . . . . . . .             15            (81)           228             (21)
                                                ----------     ----------     ----------      ----------
          Net loss before cumulative
            effect of change in
            accounting principle. . . . . .     $   (2,869)        (1,841)       (15,411)        (42,811)
                                                ==========     ==========     ==========      ==========

Cumulative effect of change in
  accounting principle  . . . . . . . . . .     $    --             --             --            (14,249)
                                                ----------     ----------     ----------      ----------
          Net loss. . . . . . . . . . . . .     $   (2,869)        (1,841)       (15,411)        (57,060)
                                                ==========     ==========     ==========      ==========

Basic loss per common share before
  cumulative effect of change in
  accounting principle. . . . . . . . . . .     $    (0.10)         (0.07)         (0.51)          (1.72)
Cumulative effect of change in
  accounting principle. . . . . . . . . . .          --             --             --              (0.58)
                                                ----------     ----------     ----------      ----------
Basic loss per common share . . . . . . . .     $    (0.10)         (0.07)         (0.51)          (2.30)
                                                ==========     ==========     ==========      ==========
Basic weighted average shares outstanding .     30,091,845     25,301,270     30,016,122      24,851,823
                                                ==========     ==========     ==========      ==========
Diluted loss per common share before
  cumulative effect of change in
  accounting principle. . . . . . . . . . .     $    (0.10)         (0.07)         (0.51)          (1.72)
Cumulative effect of change in
  accounting principle. . . . . . . . . . .          --             --             --              (0.58)
                                                ----------     ----------     ----------      ----------
Diluted loss per common share . . . . . . .     $    (0.10)         (0.07)         (0.51)          (2.30)
                                                ==========     ==========     ==========      ==========
Diluted weighted average shares outstanding     30,091,845     25,301,270     30,016,122      24,851,823
                                                ==========     ==========     ==========      ==========

Please reference attached financial statement notes.

                                       JONES LANG LASALLE INCORPORATED

                                          SEGMENT OPERATING RESULTS

                      FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2001 AND 2000
                                               (IN THOUSANDS)
                                                 (Unaudited)

                                                 Three Months Ended             Twelve Months Ended
                                           ------------------------------   ----------------------------
                                                             December 31,                   December 31,
                                              December 31,       2000       December 31,        2000
                                                 2001          Adjusted         2001          Adjusted
                                             Adjusted (1)       (1)(2)      Adjusted (1)       (1)(2)
                                            --------------   ------------   ------------    ------------
OWNER & OCCUPIER SERVICES -
  AMERICAS
    Revenue:
      Implementation services . . . . . . .     $   57,108         78,231        153,713         181,777
      Management services . . . . . . . . .         41,699         42,334        152,588         139,292
      Equity earnings . . . . . . . . . . .            280            988            366             478
      Other services  . . . . . . . . . . .            627            248          1,665             847
      Intersegment revenue  . . . . . . . .            292          1,108          1,191           1,898
                                                ----------     ----------     ----------      ----------
                                                   100,006        122,909        309,523         324,292
    Operating expenses:
      Compensation, operating and
        administrative  . . . . . . . . . .         68,900         90,589        257,531         275,881
      Depreciation and amortization . . . .          6,044          5,647         24,138          21,505
                                                ----------     ----------     ----------      ----------
          Operating income (5). . . . . . .     $   25,062         26,673         27,854          26,906
                                                ==========     ==========     ==========      ==========

  EUROPE
   Revenue:
      Implementation services . . . . . . .     $   74,953         79,734        248,287         273,093
      Management services . . . . . . . . .         29,591         20,950         96,417          81,087
      Other services  . . . . . . . . . . .          2,517            947          3,532           2,227
                                                ----------     ----------     ----------      ----------
                                                   107,061        101,631        348,236         356,407
   Operating expenses:
     Compensation, operating and
       administrative . . . . . . . . . . .         79,809         80,788        294,574         303,716
     Depreciation and amortization  . . . .          3,314          3,211         12,652          11,713
                                                ----------     ----------     ----------      ----------
          Operating income (5). . . . . . .     $   23,938         17,632         41,010          40,978
                                                ==========     ==========     ==========      ==========





                                       JONES LANG LASALLE INCORPORATED

                                    SEGMENT OPERATING RESULTS - CONTINUED

                      FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2001 AND 2000


                                                 Three Months Ended             Twelve Months Ended
                                           ------------------------------   ----------------------------
                                                             December 31,                   December 31,
                                              December 31,       2000       December 31,        2000
                                                 2001          Adjusted         2001          Adjusted
                                             Adjusted (1)       (1)(2)      Adjusted (1)       (1)(2)
                                            --------------   ------------   ------------    ------------
  ASIA PACIFIC
   Revenue:
      Implementation services . . . . . . .     $   25,376         27,962         78,693          91,196
      Management services . . . . . . . . .         13,728          9,348         47,945          41,853
      Other services. . . . . . . . . . . .            865            669          1,878           2,069
                                                ----------     ----------     ----------      ----------
                                                    39,969         37,979        128,516         135,118
   Operating expenses:
      Compensation, operating and
        administrative  . . . . . . . . . .         33,827         33,494        121,935         128,841
      Depreciation and amortization . . . .          1,852          1,525          6,951           6,102
                                                ----------     ----------     ----------      ----------
          Operating income (loss) (5) . . .     $    4,290          2,960           (370)            175
                                                ==========     ==========     ==========      ==========

INVESTMENT MANAGEMENT -
   Revenue:
      Implementation services . . . . . . .     $      232     $    1,913          2,387           7,228
      Advisory fees . . . . . . . . . . . .         20,769         22,459         85,841          85,261
      Equity earnings (losses)  . . . . . .          1,603            (98)         8,194          16,215
      Other services  . . . . . . . . . . .             40             28            170              85
                                                ----------     ----------     ----------      ----------
                                                    22,644         24,302         96,592         108,789
   Operating expenses:
      Compensation, operating and
        administrative. . . . . . . . . . .         17,394         21,757         71,216          80,844
      Depreciation and amortization . . . .            744            954          3,679           3,806
                                                ----------     ----------     ----------      ----------
          Operating income (5). . . . . . .     $    4,506          1,591         21,697          24,139
                                                ==========     ==========     ==========      ==========





                                       JONES LANG LASALLE INCORPORATED

                                    SEGMENT OPERATING RESULTS - CONTINUED

                      FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2001 AND 2000


                                                 Three Months Ended             Twelve Months Ended
                                           ------------------------------   ----------------------------
                                                             December 31,                   December 31,
                                              December 31,       2000       December 31,        2000
                                                 2001          Adjusted         2001          Adjusted
                                             Adjusted (1)       (1)(2)      Adjusted (1)       (1)(2)
                                            --------------   ------------   ------------    ------------

Total segment revenue . . . . . . . . . . .     $  269,680        286,821        882,867         924,606
Intersegment revenue eliminations . . . . .           (292)        (1,108)        (1,191)         (1,898)
                                                ----------     ----------     ----------      ----------
          Total revenue . . . . . . . . . .     $  269,388        285,713        881,676         922,708
                                                ==========     ==========     ==========      ==========

Total segment operating expenses. . . . . .     $  211,884        237,965        792,676         832,408
Intersegment operating expense
  eliminations. . . . . . . . . . . . . . .           (292)        (1,108)        (1,191)         (1,898)
                                                ----------     ----------     ----------      ----------
          Total operating expenses before
            non-recurring and restructuring
            charges . . . . . . . . . . . .     $  211,592        236,857        791,485         830,510
                                                ==========     ==========     ==========      ==========

          Operating income before
            non-recurring and restructuring
            charges . . . . . . . . . . . .     $   57,796         48,856         90,191          92,198
                                                ==========     ==========     ==========      ==========














Please reference attached financial statement notes.

                    JONES LANG LASALLE INCORPORATED

                      CONSOLIDATED BALANCE SHEETS

                DECEMBER 31, 2001 AND DECEMBER 31, 2000
                            (IN THOUSANDS)
                              (Unaudited)


                                         December 31, December 31,
                                            2001         2000
                                         ------------ ------------
ASSETS
------
Current assets:
  Cash and cash equivalents . . . . . . .  $   10,446       18,843
  Trade receivables, net of allowances. . 222,590 244,201 Notes receivable and advances to
    real estate ventures. . . . . . . . .       3,847        4,286
  Other receivables . . . . . . . . . . .       9,553        6,655
  Prepaid expenses. . . . . . . . . . . .      11,802       10,811
  Deferred tax assets . . . . . . . . . .      16,935       23,959
  Other assets. . . . . . . . . . . . . .      11,340       12,306
                                           ----------   ----------
          Total current assets. . . . . .     286,513      321,061

Property and equipment, at cost,
  less accumulated depreciation . . . . .      92,503       90,306
Intangibles resulting from business
  acquisitions and JLW merger, net of
  accumulated amortization. . . . . . . .     328,169      350,129
Investments in real estate ventures . . .      56,899       74,565
Other investments . . . . . . . . . . . .       --          12,884
Long-term receivables, net. . . . . . . .      17,375       23,136
Prepaid pension asset . . . . . . . . . .      14,384       18,730
Deferred tax assets . . . . . . . . . . .      25,770       12,317
Debt issuance costs . . . . . . . . . . .       5,407        4,848
Other assets, net . . . . . . . . . . . .       8,707        6,069
                                           ----------   ----------
                                           $  835,727      914,045
                                           ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable and accrued liabilities $  116,968      111,738
  Accrued compensation. . . . . . . . . .     131,680      170,323
  Short-term borrowings . . . . . . . . .      15,497        8,836
  Deferred tax liabilities. . . . . . .            23          226
  Other liabilities . . . . . . . . . . .      23,467       16,583
                                           ----------   ----------
          Total current liabilities . . .     287,635      307,706

Long-term liabilities:
  Credit facilities . . . . . . . . . . .      59,854       85,565
  Notes . . . . . . . . . . . . . . . . .     146,768      155,546
  Deferred tax liabilities. . . . . . . .       6,567        9,547
  Other . . . . . . . . . . . . . . . . .      19,733       22,776
                                           ----------   ----------
          Total liabilities . . . . . . .     520,557      581,140

                    JONES LANG LASALLE INCORPORATED

                DECEMBER 31, 2001 AND DECEMBER 31, 2000



                                         December 31, December 31,
                                            2001         2000
                                         ------------ ------------

Commitments and contingencies

Minority interest in consolidated
  subsidiaries. . . . . . . . . . . . . .         789          567

Stockholders' equity:
  Common stock, $.01 par value per share,
    100,000,000 shares authorized;
    30,183,450 and 30,700,150 shares
    issued and outstanding as of
    December 31, 2001 and December 31,
    2000, respectively. . . . . . . . . .         302          307
  Additional paid-in capital. . . . . . .     463,926      461,272
  Deferred stock compensation . . . . . .      (6,038)      (4,322)
  Retained deficit. . . . . . . . . . . .    (122,521)    (107,110)
  Stock held in trust . . . . . . . . . .      (1,658)        (397)
  Accumulated other comprehensive income.     (19,630)     (17,412)
                                           ----------   ----------
          Total stockholders' equity. . .     314,381      332,338
                                           ----------   ----------
                                           $  835,727      914,045
                                           ==========   ==========
































764:
Please reference attached financial statement notes.
766:

                    JONES LANG LASALLE INCORPORATED

   RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)
                     EARNINGS TO ADJUSTED EARNINGS

        FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2001
                             (IN MILLIONS)
                              (Unaudited)

Q4, 2001
--------
                                   Pre-           Minority   Post
                                   tax     Tax    Interest   Tax
                                  ------  ------  -------- -------
GAAP Net Income/(Loss). . . . . .    4.3     7.2       0.0    (2.9)

IMPACT OF NON-OPERATING,
NON-RECURRING CHARGES
------------------------

E-Commerce Investment Impairment.    1.0     0.4       0.0     0.6

Insolvent Insurance Providers . .    0.0     0.0       0.0     0.0

Asset impairments related to
  business realignment and
  restructuring . . . . . . . . .    9.9     2.1       0.0     7.8

Severance and other costs
  associated with business
  realignment and restructuring .   38.2    12.6       0.0    25.6
                                  ------  ------    ------  ------
Adjusted Net Earnings . . . . . .   53.4    22.3       0.0    31.1
                                  ======  ======    ======  ======


FULL YEAR 2001
--------------
                                   Pre-           Minority   Post
                                   tax     Tax    Interest   Tax
                                  ------  ------  -------- -------
GAAP Net Income/(Loss). . . . . .   (7.2)    8.0       0.2   (15.4)

IMPACT OF NON-OPERATING,
NON-RECURRING CHARGES
-----------------------

E-Commerce Investment Impairment.   18.0     2.9       0.0    15.1

Insolvent Insurance Providers . .    1.9     0.6       0.0     1.3

Asset impairments related to
  business realignment and
  restructuring . . . . . . . . .   13.4     3.3       0.0    10.1

Severance and other costs
  associated with business
  realignment and restructuring .   43.9    14.5       0.0    29.4
                                  ------  ------    ------  ------
Adjusted Net Earnings . . . . . .   70.0    29.3       0.2    40.5
                                  ======  ======    ======  ======

The only reconciling item between GAAP Earnings and Adjusted Earnings for the three months ended December 31, 2000 was merger-related non-cash compensation expense of $28.9 million (net of tax benefit of $1.5 million).

For the twelve months ended December 31, 2000, the reconciling items were $83.3 million (net of tax benefit of $2.5 million) of merger-related non-cash compensation expense and $14.2 million of a cumulative charge related to the adoption of SAB 101.

                    JONES LANG LASALLE INCORPORATED

      CURRENCY ANALYSIS OF REVENUES AND ADJUSTED OPERATING INCOME
                             (in millions)
                              (Unaudited)



                     Pound           Austra-   US
                   Sterling           lian   Dollar
                      (6)    Euro    Dollar    (6)     Other   TOTAL
                   -------- -------  ------- -------  ------- -------
                       $       $        $       $        $       $


REVENUES (6)

  2001
    Q1, 2001. . . .    45.6    43.1     11.2    73.1     24.1   197.1
    Q2, 2001. . . .    41.6    35.0     10.6    81.8     29.6   198.6
    Q3, 2001  . . .    38.0    39.1     12.5    97.4     29.6   216.6
    Q4, 2001  . . .    59.8    46.8     16.5   107.7     38.6   269.4
                     ------  ------   ------  ------   ------  ------
      Total . . . .   185.0   164.0     50.8   360.0    121.9   881.7
                     ======  ======   ======  ======   ======  ======

  2000
    Q1, 2000  . . .    48.0    39.2     12.4    63.0     27.0   189.6
    Q2, 2000  . . .    50.2    47.3     15.9    82.7     27.2   223.3
    Q3, 2000  . . .    42.7    44.7     13.6    97.6     25.5   224.1
    Q4, 2000  . . .    50.4    53.9     16.0   133.9     31.5   285.7
                     ------  ------   ------  ------   ------  ------
      Total . . . .   191.3   185.1     57.9   377.2    111.2   922.7
                     ======  ======   ======  ======   ======  ======



ADJUSTED OPERATING INCOME (1)(6)

  2001
    Q1, 2001  . . .    -0.4     8.7     -0.5    -4.2     -3.5     0.1
    Q2, 2001  . . .     1.8     3.9     -0.8     3.9     -2.4     6.4
    Q3, 2001  . . .    -2.3     9.0     -0.7    23.4     -3.5    25.9
    Q4, 2001  . . .    19.4     8.1      4.9    18.8      6.6    57.8
                     ------  ------   ------  ------   ------  ------
      Total . . . .    18.5    29.7      2.9    41.9     -2.8    90.2
                     ======  ======   ======  ======   ======  ======

  2000
    Q1, 2000. . . .     4.4     7.9     -0.2   -14.3      0.1    -2.1
    Q2, 2000. . . .     2.0    10.4      0.4     7.4     -2.8    17.4
    Q3, 2000. . . .     1.1    14.1     -1.4    14.3      0.0    28.1
    Q4, 2000  . . .     4.2    18.4      3.0    26.0     -2.8    48.8
                     ------  ------   ------  ------   ------  ------
      Total . . . .    11.7    50.8      1.8    33.4     -5.5    92.2
                     ======  ======   ======  ======   ======  ======












Please reference attached financial statement notes.

                    JONES LANG LASALLE INCORPORATED
                       Financial Statement Notes


(1) Adjusted results for the three and twelve months ended December 31, 2001 exclude non-recurring and restructuring charges. Non-recurring charges include the write-down of investments in e-commerce, reserves against potential liabilities associated with the bankruptcy of two insurance providers and the asset impairment costs associated with the global restructuring program, including the exit of certain non-strategic business lines. Restructuring charges include severance and professional fees associated with the realignment of our business and exiting certain non-strategic business lines. Adjusted results for the three and twelve months ended December 31, 2000 exclude merger related non-recurring charges representing non-cash compensation expense resulting from the issuance of shares to former employees of Jones Lang Wootton. There are no merger related non-recurring charges in 2001. This analysis is not intended to be a presentation in accordance with generally accepted accounting principles (GAAP).

(2) Certain prior year amounts have been reclassified to conform with the current presentation.

(3) Adjusted earnings per common share represents adjusted net earnings divided by the weighted average committed shares outstanding. Committed shares are inclusive of shares subject to forfeiture, vesting and indemnity provisions which are not considered in the calculation of weighted average basic or diluted shares outstanding under generally accepted accounting principles. As of December 31, 2000, all forfeiture, vesting and indemnity provisions have been removed, therefore for 2001, these shares are included in the weighted average shares outstanding under generally accepted accounting principles.

(4) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, and excludes Minority Interests in EBITDA. For the three and twelve months ended December 31, 2001, Adjusted EBITDA excludes non-recurring and restructuring charges.
     For the three and twelve months ended December 30, 2000, Adjusted EBITDA excludes merger related non-recurring charges. Management believes that Adjusted EBITDA is useful to investors as a measure of operating performance, cash generation and ability to service debt. However, Adjusted EBITDA should not be considered an alternative to
     (i) net earnings (determined in accordance with GAAP), (ii) operating cash flows (determined in accordance with GAAP), or (iii) liquidity.

(5) For purposes of this analysis non-recurring and restructuring charges have not been allocated to the segments.

(6) The objective of this presentation is to provide guidance as to the key currencies that the Company does business in and their significance to reported revenues and adjusted operating income. The adjusted operating income sourced in pound sterling and US dollars understates the profitability of the businesses in the United Kingdom and America because it includes the locally incurred expenses of our global offices in London and Chicago, respectively, as well as the European regional office in London. The revenues and adjusted operating income of the global investment management business are allocated to their underlying currency, which means that this analysis may not be consistent with the performance of the geographic OOS segments. In particular, as incentive fees are earned by this business, there may be significant shifts in the geographic mix of revenues and adjusted operating income.